                                            EXHIBIT 10.4

January 23, 2023

To: Employee Holders of Stock Options and Performance Shares Granted by Visa Inc.
From: Visa Stock Administration

Re: Amendment of Awards – Death, Disability, and Retirement Terms

The Compensation Committee of the Visa Inc. Board of Directors is pleased to notify you of an amendment to the treatment of your outstanding stock options and performance shares in the event of your departure from Visa due to death, Disability, or Retirement.

Under Visa’s equity award agreements, the terms “Disability” and “Retirement” have specific meanings. “Disability” is defined by reference to the applicable long-term disability plan. For most awards, “Retirement” treatment applies when a departing employee satisfies certain age and service requirements.

Stock Options
Previously, if an employee passed away or satisfied the requirements for Disability or Retirement treatment upon their departure from Visa, any vested stock options could be exercised until the earlier of three years or the option expiration date (generally 10 years from the date of grant). Stock options for employees who depart Visa due to death or Disability vest in full upon departure, and stock options for employees who depart Visa due to Retirement continue to vest along the original vesting schedule.

All of Visa’s outstanding stock options held by active employees have been amended to remove the three-year exercise deadline upon death, Disability, and Retirement. The vesting treatment is not changing; however, vested stock options for employees who pass away or who are eligible for Disability or Retirement treatment upon their departure may now be exercised until the option expiration date set forth in the stock option award agreement (subject to earlier termination in the event of a Change of Control of Visa, as described in the 2007 Equity Incentive Compensation Plan, as amended and restated).

Performance Shares
Previously, if an employee passed away or satisfied the requirements for Disability treatment upon their departure from Visa prior to the end of the performance cycle, the employee would receive a pro-rated portion of the shares on the vesting date, calculated based on the number of days they worked in the performance cycle.

All of Visa’s outstanding performance shares held by active employees have been amended to eliminate the pro-rata vesting and provide for full vesting under these circumstances. Performance share awards for employees who pass away or satisfy the requirements for Disability treatment upon their departure from Visa prior to the end of the performance cycle will now vest in the full number of shares on the vesting date, as if the employee had remained employed throughout the entire performance cycle (subject to earlier termination or other treatment in the event of a Change of Control of Visa, as described in the 2007 Equity Incentive Compensation Plan, as amended and restated). The number of shares that vest is based on actual performance.

***

These amendments are effective immediately, and we expect to include these terms in any Visa stock option and performance share awards that include death, disability, and retirement vesting terms going forward.

Except as described above, this letter does not modify any other terms of your stock options, performance shares, or any other Visa equity awards you may hold.

As a reminder, you may not transact in Visa securities, including exercise any stock options, if you have material, non-public information about Visa at any time. Visa’s Prevention of Insider Trading Policy and other related information is available on Insite.